Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-180897 and 333-175195 on Form S-3; and in Registration Statement Nos. 333-143432, 333-91786, 333-182427 and 333-157151 on Form S-8 of our report dated February 22, 2013, relating to the consolidated financial statements and financial statement schedules of Pinnacle West Capital Corporation, and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of amended guidance on the presentation of comprehensive income) appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
February 22, 2013